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                                                                   EXHIBIT 10.27

                                LICENSE AGREEMENT


     THIS AGREEMENT made this 20th day of November, 1995, by and between

                    HEALTH RESEARCH, INC.
                    Roswell Park Division
                    Elm and Carlton Streets
                    Buffalo, NY  14263

hereinafter referred to as "HRI", and

                    CORIXA CORPORATION
                    1124 Columbia Street
                    Suite 464
                    Seattle, WA  98104

hereinafter referred to as "LICENSEE":


                              W I T N E S S E T H:


         WHEREAS, Roswell Park Cancer Institute ("RPCI") is a research institution operated under the control of the New York State Department of Health, and

         WHEREAS, HRI pursuant to a contract with the New York State Department of Health (C-002162) is responsible for the technology transfer programs of the New York State Department of Health, and

         WHEREAS, HRI is engaged in the conduct of research into the causes and nature of disease at RPCI, and

         WHEREAS, HRI research developed a Murine Model for Human Carcinoma, and

         WHEREAS, the technology licensed herein was developed by Elizabeth A. Repasky, Ph.D., Harvey Bumpers of RPCI, and


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         WHEREAS, a U.S. Patent Application is to be filed in the names of
Elizabeth A. Repasky and Harvey Bumpers, all of the rights to be assigned to and held by HRI, and

         WHEREAS, LICENSEE is engaged in the development of vaccines for the treatment and prevention of specific malignancies and infectious diseases, and

         WHEREAS, LICENSEE wishes to acquire rights in and related to the U.S. Patent Application to be filed and any and all corresponding patents.


         NOW, THEREFORE, in consideration of the promises and covenants herein contained, the parties agree as follows:

ARTICLE I - DEFINITIONS

         The following definitions will control the construction of each of the following terms used in this AGREEMENT.

         1.1 "INVENTION" shall refer to claims in U.S. Patent Application to be filed on the "Murine Model for Human Carcinoma".

         1.2 "LICENSED PATENT RIGHT" shall mean:

                    1) Patent Application to be filed by or on behalf of HRI
                       titled "Murine Model for Human Carcinoma".

                    2) All patent applications which are divisions,
                       continuations, continuations-in-part, reissues, renewals, foreign

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                       counterparts, extensions or additions of or to such
                       patent applications or patents, and all patents which may issue thereon.

         1.3 "TECHNICAL INFORMATION" shall mean any unpublished and confidential research and development information, unpatented inventions, know-how, trade secrets or technical data in the possession of HRI prior to the effective date of this AGREEMENT which relates to the INVENTION.

         1.4 "TERRITORY" shall mean all of the countries and territories of the world.

         1.5 "FIELD" shall mean the practice of the INVENTION which employs LICENSED PATENT RIGHTS or OTHER PRODUCT.

         1.6 "LICENSED PRODUCT" shall mean any and all products or processes containing or developed using INVENTION which is sold commercially in the FIELD in the TERRITORY, whose manufacture, use or sale is covered by a valid and enforceable claim of an issued patent which is a LICENSED PATENT RIGHT.

         1.7 "OTHER PRODUCT" shall mean any and all products or processes containing TECHNICAL INFORMATION or a product or process included in or developed using INVENTION which is sold commercially in the FIELD in the TERRITORY, whose manufacture, use or sale is not covered by a valid and enforceable claim of an issued patent in the country of sale.

         1.8 "NET SALES" shall mean the sum of gross sales revenue sold by LICENSEE or AFFILIATES less: transportation charges, trade class discounts and rebates, quantity or cash discounts allowed or paid by LICENSEE or AFFILIATES;


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credits or allowances given or made on account of returns or rejections of previously delivered LICENSED PRODUCT or OTHER PRODUCT, insurance and sales or excise taxes, and other governmental charges or duties imposed on the sale import or export of LICENSED PRODUCT or OTHER PRODUCT.

             If LICENSED PRODUCT or OTHER PRODUCT includes a combination of antigens, some developed with technology covered under INVENTION and/or TECHNICAL INFORMATION and some without, Net Sales for computing royalty payments under this Agreement shall be determined by multiplying [***]

         1.9 "AFFILIATE" shall mean any company or other entity which controls, is controlled by or is under common control with LICENSEE. A company or other entity shall be presumed to control another if it owns at least fifty (50%) percent of the outstanding voting equity or other assets of the company or entity.

         1.10 "EFFECTIVE DATE" shall mean the day and year first above written.

         1.11 "EXCLUSIVE LICENSE" shall mean a worldwide license to make, have made, use, sell, have sold LICENSED PRODUCT or OTHER PRODUCT whereby LICENSEE's rights are sole and entire and operate to exclude all others, including HRI and HRI's AFFILIATES, except that nothing herein shall restrict the right of HRI or


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RPCI to continue research in INVENTION or TECHNICAL INFORMATION and/or the right to use the same for teaching purposes at HRI or RPCI.

         1.12 "SUB-LICENSE AGREEMENT" shall mean an agreement complying with the provisions and requirements of Section 3.4.1 hereof.

         1.13 "SUB-LICENSEE" shall mean any company or other entity to whom LICENSEE shall have granted a SUB-LICENSE AGREEMENT.


ARTICLE II - LICENSES

         2.1 - Exclusive License

         2.1.1 HRI hereby grants to LICENSEE in the FIELD in the TERRITORY an EXCLUSIVE LICENSE to practice the INVENTION under the LICENSED PATENT RIGHT, including the right to make, have made, use, sell and have products or processes embodying the INVENTION, together with the right to so make, have made, use, sell and have sold OTHER PRODUCTS.

         2.2 - Retentions

         2.2.1 No provision herein shall act so as to restrict the right of HRI, RPCI or LICENSEE to seek and accept grants from governmental or not-for-profit tax exempt organizations.


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ARTICLE III - FEES, PAYMENTS, ROYALTIES, SUB-LICENSES AND

              DUE-DILIGENCE

         3.1 - Payments

         3.1.1 LICENSEE shall pay to HRI within the next calendar quarter a portion of any and all sums, other than Royalties as provided in Section 3.2. Such payments shall be made in keeping with the following schedule:

               LICENSEE Revenue                            Payment to HRI

               From [***] annual.                               [***]

               Greater than [***] annual                        [***]

         LICENSEE REVENUE is to be defined as [***]. All terms stated in sections 3.2.2, 3.2.3, 3.2.4, 3.2.5 and 3.2.6 shall apply to calculations of SUB-LICENSEE or AFFILIATE royalty revenue.

         3.2 - Royalties

         3.2.1 LICENSEE shall pay to HRI a royalty of [***] of NET SALES of LICENSED PRODUCT under the EXCLUSIVE LICENSE granted under Section 2.1.1.


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         3.2.2 As applied to OTHER PRODUCTS on which no royalty is due HRI under
Section 3.2.1, LICENSEE shall pay to HRI a royalty which shall be due as to OTHER PRODUCTS sold commercially in a country in the FIELD in the TERRITORY on which no LICENSED PATENT RIGHTS have issued in that country which royalty shall be [***] of the royalties provided for in Section 3.2.1.

         3.2.3 Royalty shall be payable only once and only under a single section of Section 3.2 with respect to a single unit of LICENSED PRODUCT or OTHER PRODUCT regardless of the number of LICENSED PATENT RIGHTS covering such LICENSED PRODUCT.

         3.2.4 There shall be no obligation to pay HRI under Sections 3.2.1 or
3.2.2 on sales of LICENSED PRODUCTS or OTHER PRODUCTS between LICENSEE and its AFFILIATES or SUB-LICENSEES, but in such instances, the obligation to pay Royalties shall arise upon the sale by the AFFILIATE or SUB-LICENSEE to unrelated third parties. If, however, the AFFILIATE or SUB-LICENSEE is the end user of such LICENSED PRODUCTS or OTHER PRODUCTS, royalties shall be due upon LICENSEE's sale to such AFFILIATE or SUB-LICENSEE. Payments due under this Section shall be deemed to accrue when such products are invoiced.

         3.2.5 In addition to all other sums required to be paid by LICENSEE to HRI, commencing on the first anniversary of this Agreement, LICENSEE shall pay to HRI a [***] at the date of this anniversary, provided however, that royalty payments made


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pursuant to Sections 3.1.1, 3.2.1, 3.2.2 and 3.2.4 computed only for purposes of this Section 3.2.5 on an annual basis shall be a credit against the Minimum Annual Royalty. The obligation to pay Minimum Royalties as herein described shall remain in effect with the expiration of the last to expire patent included in LICENSED PATENT RIGHTS or ten (10) years following the first commercial sale of either LICENSED PRODUCTS or OTHER PRODUCTS, whichever is later.


         3.2.6 Royalty payments shall be made as provided in Article V hereof.

         3.3 - Sub-Licenses

         3.3.1 LICENSEE shall have the right to grant sub-licenses of its rights under this AGREEMENT and that such agreement provides for the performance by the SUB-LICENSEE of all of the obligations of LICENSEE hereunder in regard to the rights sublicensed thereunder, and in addition, the payment of royalties as required by Section 3.2.4 and reporting requirements of Article IV hereof.

         3.4 - Due Diligence


         3.4.1 It is understood by the parties that the LICENSEE shall make reasonable commercial efforts to develop and commercialize LICENSED PRODUCTS or OTHER PRODUCTS. It is also understood by the parties that it may not be commercially reasonable to market LICENSED PRODUCTS or OTHER PRODUCTS in each and every country in the Territory. If, by the fourth anniversary of this agreement, LICENSEE has failed to show due diligence in attempting to develop and/or commercialize LICENSED PRODUCTS or OTHER PRODUCTS in the United States and/or Canada, HRI shall have the right to terminate this agreement. At such time,



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responsibility for prosecution of outstanding LICENSED PATENT RIGHT patent applications shall revert to HRI. Payment of monies to HRI under terms of 3.1.1 in aggregate of $150,000 by the fourth anniversary of this agreement shall serve as proof of LICENSEE's diligence in attempting to commercialize or develop LICENSED PRODUCTS or OTHER PRODUCTS in the United States and/or Canada.


         3.4.2 With respect to the development and/or commercialization of LICENSED PRODUCTS or OTHER PRODUCTS in countries other than [***]. Nevertheless the parties agree that attempts should be made to commercialize OTHER PRODUCTS on a worldwide basis. Therefore, if by [***] of this agreement, LICENSEE has not filed patent applications on at least one product or process developed using TECHNICAL INFORMATION or using INVENTION in a country other than [***], HRI will be free to seek a second licensee for territories outside [***]. HRI's election to seek a second licensee in such territories will have no effect on LICENSEE's rights.


ARTICLE IV - REPORTS

         4.1 Within ninety (90) days after the close of each year during the term of this Agreement prior to market introduction of a LICENSED PRODUCT or OTHER PRODUCT by LICENSEE or its AFFILIATES and/or SUB-LICENSEE's, LICENSEE

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shall report to HRI, and shall cause its AFFILIATES and SUB-LICENSEES to report to HRI, the status of LICENSEE's or such AFFILIATE's or SUB-LICENSEE's proceedings under this AGREEMENT.

         4.2 Within ninety (90) days after the close of each calendar quarter of each year during the term of this AGREEMENT (including the last day of such calendar quarter following the expiration date of this AGREEMENT) after market introduction of a LICENSED PRODUCT or OTHER PRODUCT by LICENSEE or its AFFILIATES or SUB-LICENSEES, LICENSEE shall report to HRI, and shall cause its AFFILIATES and/or SUB-LICENSEES to report to HRI, all royalties actually accruing under Article III during such calendar quarter. Such quarterly reports shall indicate for such calendar quarter the aggregate NET SALES price of LICENSED PRODUCT or OTHER PRODUCT sold by LICENSEE and its AFFILIATES or SUB-LICENSEES with respect to which a royalty is due and the amount of such royalty. In case no royalty is due for any such period, LICENSEE shall so report. LICENSEE shall keep, accurate and complete records of total cumulative records of all NET SALES and to keep other accurate and complete records in sufficient detail to enable HRI or its representative to determine the aforesaid royalties due under Article III which records shall be maintained and available at all reasonable times for a period of three (3) years following the end of the period to which they pertain. Upon the request of HRI and at HRI's expense, LICENSEE and its AFFILIATES or SUB-LICENSEES shall permit an independent certified public accountant selected by HRI, except one to whom there shall be some reasonable objection by LICENSEE or its AFFILIATE or SUB-LICENSEE in question, to have
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access, not more than once in each calendar year, during regular business hours and upon reasonable notice to LICENSEE or its AFFILIATES or SUB-LICENSEES as may be necessary to verify the accuracy of the reports made during the previous calendar year, but said accountant shall not disclose to HRI any information except that which should properly have been contained in such reports.

ARTICLE V - TIMES AND CURRENCIES OF PAYMENT

         5.1 Royalties shown to have accrued by each of the quarterly reports provided for under Article IV above or one-quarter (1/4) of the Minimum Annual Royalty required in Section 3.2.5 hereof together with any unpaid sums due under
Section 3.1.1 hereof shall be due and payable on the date such report is due. Royalty payments shall be made in United States Dollars, and, where appropriate, shall be calculated in the currency of the sale and then converted into United States Dollars using the applicable exchange rate set forth in the Wall Street Journal for the last business day of the applicable reporting quarter. In the event that the laws and regulations controlling in any foreign country prevent a payment to be made as provided herein or prevent a payment in United States dollars, HRI agrees to accept such payment in the form and place as permitted, including deposits by LICENSEE in the applicable foreign currency in a local bank or banks designated by HRI in such amount as HRI may direct. Any withholding taxes levied by governments which LICENSEE is required to withhold on remittance of such payments shall be deducted from such payment paid to HRI. LICENSEE shall furnish HRI the original copies of all official receipts for such taxes.

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ARTICLE VI - PATENT INFRINGEMENT

         6.1 If a patent or patents of a third party should exist during the term of any license granted under this AGREEMENT in any country, in conflict with the LICENSED PATENT RIGHT, and if it should prove in LICENSEE's judgment impractical or impossible for LICENSEE or its AFFILIATES to continue the use or sale of LICENSED PRODUCTS by reason of such conflict without obtaining a royalty bearing license from such third party under such patent or patents, then LICENSEE shall be entitled to a credit against the royalty payments due hereunder of an amount equal to the royalty paid to such third party for the right to use or sell LICENSED PRODUCTS, provided, however that such credit shall not exceed [***] of the royalty payments due hereunder, and provided further, that HRI may at its option challenge by judicial action and validity of any such patent or patents of a third party if LICENSEE declines to do so and in such event LICENSEE shall not be entitled to any such credit unless it shall be determined by a court that LICENSED PRODUCTS infringe such patent or patents of such third party; provided, however, that during the pendency of HRI's challenge to the validity of any such patent or patents of a third party until the final determination of such challenge in a decision by a court of competent jurisdiction and of last resort, or in a decision of an inferior tribunal from which no appeal has been taken in the applicable period or can be taken, HRI shall be required to hold in an interest bearing escrow account an amount equal to the royalty paid by LICENSEE to such third party for the right to use and sell LICENSED PRODUCTS, HRI shall be entitled to all escrowed funds together with interest paid thereon, and upon such determination in favor of such
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third party, HRI shall deliver all escrowed funds together with interest paid thereon to LICENSEE.

ARTICLE VII - PATENT RIGHTS

         7.1 Title to all patent and patent applications shall be in the name of HRI.

         7.2 Subject to the review and approval of HRI, LICENSEE shall bear responsibility for (a) filing and prosecuting in the United States, any patent applications relating to the INVENTION, and the filing and prosecution of all divisions, continuations, continuations-in-part, reissues or reexaminations thereof; (b) prosecuting and defending any oppositions involving such patent applications or any Letters Patent granted thereon; and (c) upon and after the grant of any Letters Patent on any of such applications, and during the term of this AGREEMENT, maintaining such Letters Patent in force and paying all fees and filing all necessary papers required for such purposes on or after the date of this Agreement.

         7.3 In addition to its obligations under Article VII hereof, HRI and LICENSEE shall have the same obligations, by whatever name known, in regard to foreign jurisdictions. HRI and LICENSEE shall discuss and agree on the foreign jurisdictions where patent applications are to be filed.

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ARTICLE VIII - COMPULSORY LICENSES

         8.1 In the event that HRI or LICENSEE is required by any governmental authority to grant a compulsory license to any third party in any country, then the royalty rate set forth in Article III of this AGREEMENT shall be reduced by [***] or by the amount of the royalty rate contained in such compulsory license, whichever is the lesser royalty rate reduction, with respect to the sale of the LICENSED PRODUCT or OTHER PRODUCTS by LICENSEE or its AFFILIATES or SUB-LICENSEES to unrelated third parties in such country, with effect from the date of first commercial sale by the third party in such country or the date of first commercial sale by LICENSEE for which LICENSEE is require to pay such royalty.

ARTICLE IX - PATENT ENFORCEMENT

         9.1 Each party shall promptly notify the other of any material infringement of or attack upon any patent within LICENSED PATENT RIGHTS by a third party or parties, as soon as the notifying party learns of such infringement, and shall provide the other party with any available evidence of such infringement or attack.

         9.2 Upon notice of infringement or attack upon any patent within LICENSED PATENT RIGHTS by a third party or parties, LICENSEE shall, on behalf of HRI, take reasonable steps to enforce such patent against such infringement or attack, and shall keep HRI informed of the progress of such proceedings. Any such action shall be at LICENSEE's expense. In addition, during such action, LICENSEE shall withhold [***]

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of any royalty obligation to HRI, until such time as the action is completed.
Any remaining royalty obligation after deducting expenses incurred shall be paid within the next calendar quarter following completion of such action. [***] of any damages recovered by LICENSEE from such action, after deducting expenses, shall be paid to LICENSEE, with the remaining [***] payable to HRI. HRI shall, if requested, actively assist in the prosecution of such action.

         9.3 In the event that LICENSEE refuses or fails to institute and aggressively prosecute legal proceedings against such infringement or otherwise to defend such patent, then HRI shall have the right, at its sole option, to enforce such patent at its sole expense. Any damages recovered from such action, if any, shall belong exclusively to HRI and LICENSEE shall thereafter have no further rights under this AGREEMENT in such jurisdiction.


ARTICLE X - INDEMNIFICATION

         10.1 LICENSEE shall defend against and indemnify HRI for the cost of defense and for money judgments awarded, if any, as a result of any claim or lawsuit being made or brought by any person against HRI for all claims arising as a result of the clinical testing, manufacture, use or sale of LICENSED PATENT RIGHTS, OTHER PRODUCTS or the INVENTION by LICENSEE, its AFFILIATES or SUB-LICENSEES hereunder except for research performed under the direction of HRI or its affiliates.

         10.2 This indemnity is conditioned upon HRI's obligation to: (i) advise LICENSEE of any claim or lawsuit, in writing, within a reasonable time after HRI has
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received process or written notice in regard thereto, provided however, that HRI shall not then be in default in regard to such process but may have appeared, pleaded or obtained an extension so to do in regard thereto and (ii) assist LICENSEE and its representatives in the investigation and defense of any lawsuit and/or claim for which indemnification is provided.

         10.3 As used in Article X, HRI shall be deemed to include Roswell Park Cancer Institute, Health Research, Inc., New York State Department of Health, New York State and the State of New York, and the officers, agents or employees of any of them.


ARTICLE XI - TERM

         11.1 This AGREEMENT will remain in effect, unless sooner terminated as provided below, until the expiration of the last to expire patent included in LICENSED PATENT RIGHTS or ten (10) years following the first commercial sale of either LICENSED PRODUCTS or OTHER PRODUCTS, whichever is later.


ARTICLE XII - TERMINATION

         12.1 Material breach by HRI or LICENSEE of the obligations or conditions contained in this AGREEMENT shall entitle the other party to give to the party in material breach notice requiring the breaching party to correct such breach. If such breach is not corrected or if substantial progress is not made toward such correction, within ninety (90) days after the receipt of such notice, the notifying party shall be
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entitled (without prejudice to any of its other rights conferred on it by this
AGREEMENT) to terminate this AGREEMENT by giving notice to take effect immediately. The right of either party to terminate this AGREEMENT, as hereinabove provided, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous breach.

ARTICLE XIII - RIGHTS AND OBLIGATIONS UPON AND FOLLOWING

               TERMINATION

         13.1 Termination of this AGREEMENT, by expiration or otherwise for any reason, shall be without prejudice to:

         13.1.1 HRI's rights to receive all royalties due and accrued hereunder and unpaid on the effective date of such termination;

         13.1.2 The rights and obligations pursuant to Articles III and IV hereof, and

         13.1.3 Any other further remedies which either party may then have hereunder.

         13.2 Upon termination of this AGREEMENT, LICENSEE shall return or destroy, as requested by HRI, such TECHNICAL INFORMATION, subject to retention of one copy of written or printed Technical Information which may be retained in confidence in LICENSEE's permanent legal files.
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ARTICLE XIV - FORCE MAJEURE

         14.1 If the performance of any part of this AGREEMENT by either party, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.


ARTICLE XV - PUBLICATION

         15.1 The parties agree that HRI, RPCI and/or Drs. Repasky and Bumpers may continue research in regard to the INVENTION, and that the parties and their employees shall be free to publish scientific articles relating to research in regard to LICENSED PRODUCT and the INVENTION , provided however, that for the duration of the Collaborative Agreement for Commercial Sponsors or any extensions thereof, LICENSEE is given notice of HRI's intent to publish any research resulting from such
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Agreement and is provided with a copy of the material for publication at least thirty (30) days in advance of the publication date. In the event LICENSEE determines a need to delay publication for reasons related to protection of intellectual property, HRI shall agree to delay such publication for up to ninety (90) days per LICENSEE's request.


ARTICLE XVI - ASSIGNMENT

         16.1 This AGREEMENT shall not be assignable by either party without the prior written consent of the other party, except by LICENSEE to the successor or assignee of substantially all of its business related to LICENSED PRODUCT or OTHER PRODUCT. It is expressly understood and agreed, however, that the assignor of any rights hereunder shall remain bound by its obligations hereunder and the assignee shall assume all of the assignor's liabilities hereunder.

ARTICLE XVII - ENTIRE AGREEMENT AND AMENDMENT

         17.1 This AGREEMENT contains the entire understanding of the parties with respect to the matters contained herein. This AGREEMENT may be amended, modified or altered only by an instrument in writing duly executed by the parties hereto.

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ARTICLE XVIII - NOTICES

         18.1 Any notice or report required or permitted to be given or made under this AGREEMENT by one of the parties hereto to the other shall be in writing and shall be deemed effective upon receipt by the other party of such notice or report by personal delivery, fax, express mail delivery or by registered airmail, postage prepaid, addressed as follows:


         If to HRI:                 Michael D. DeLellis
                                    Director of Operations
                                    Health Research, Inc.,
                                    Roswell Park Division
                                    Elm and Carlton Streets
                                    Buffalo, NY  14263

                                       and

                                    Elizabeth Repasky
                                    Roswell Park Cancer Institute
                                    Elm and Carlton Streets
                                    Buffalo, NY  14263

         If to LICENSEE:

                                    Corixa Corporation
                                    1124 Columbia Street
                                    Suite 464
                                    Seattle, WA  98104
                                    Attn: President or Chief Operating Officer

ARTICLE XIX - SEVERABILITY


         19.1 In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or either of the parties hereto, to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the
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intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

ARTICLE XX - GOVERNING LAW

         20.1 The laws of the United States of America and the State of New York shall govern the interpretation and performance of this Agreement.

ARTICLE XXI - NON USE OF NAMES

         21.1 Neither party shall use the name of the other party or any employee, officer or affiliate of such party in any publication or advertising without specific prior written permission from the other party.

         21.2 For purposes of Section 21.1, Roswell Park Cancer Institute, New York State Department of Health, New York State or the State of New York or any adaptation, abbreviation or derivative thereof shall be additional names to which such prohibition applies.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first above written.


CORIXA CORPORATION                          HEALTH RESEARCH, INC.



BY:  /s/ STEVEN GILLIS, PhD                 BY:   /s/ MICHAEL D. DELELLIS
   -------------------------------             ---------------------------------
         STEVEN GILLIS, PHD                           MICHAEL D. DELELLIS
         PRESIDENT AND                               DIRECTOR OF OPERATIONS
           CHIEF OPERATING OFFICER